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                              ASSOCIATED BANC-CORP
                                  EXHIBIT (11)
                 Statement Re Computation of Per Share Earnings

                                             Three Months          Three Months
                                                Ended                Ended
                                            March 31, 1997       March 31, 1996
                                            --------------       --------------
As Reported:

Net income                                   $ 14,749,023         $ 13,393,415
Weighted average common
  shares outstanding                           22,439,670           22,025,627
Net income per share                         $       0.66         $       0.61

Primary:

Net income                                   $ 14,749,023         $ 13,393,415
Weighted average common
  shares outstanding                           22,439,670           22,025,627
Common stock equivalents                          356,113              312,020
Adjusted weighted average
  common shares outstanding                    22,795,783           22,337,646
Net income per share                         $       0.65         $       0.60

Fully Diluted:

Net income                                   $ 14,749,023         $ 13,393,415
Weighted average common
  shares outstanding                           22,439,670           22,025,627
Common stock equivalents                          356,113              320,442
Adjusted weighted average
  common shares outstanding                    22,795,783           22,346,069
Net income per share                         $       0.65         $       0.60

Note: The primary and fully diluted numbers are not disclosed in the reported financials because any dilution that is less than 3% of earnings per common shares outstanding is not considered to be material.